Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                            GB PROPERTY FUNDING CORP.
            .........................................................
             (Exact Name of Registrant as Specified in its Charter)


                  Delaware                          75-2502290
 ....................................................................
  (State of Incorporation or Organization)  (I.R.S. Employer Identification No.)

         c/o Sands Hotel & Casino
         Indiana Avenue & Brighton Park

         Atlantic City, New Jersey                            08401
 ....................................................................
(Address of Principal Executive Offices)                     (Zip Code)


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
 _____________________________ (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                         Name of each exchange on which
     to be so registered                         each class is to be registered
     ----------------------                      ------------------------------

11% First Mortgage Notes due 2005            American Stock Exchange
[GRAPHIC OMITTED]

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Item 1.           Description of Registrant's Securities to be Registered.

                              DESCRIPTION OF NOTES

         The following statements with respect to the 11% First Mortgage Notes (the "Notes") due 2005 issued by GB Property Funding Corp. (the "Company") are not complete and are qualified in all respects by the provisions of the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws and the Indenture, that are included as exhibits to this Registration Statement.

                                     GENERAL

         The Notes have been issued under an Indenture (the "Indenture") dated as of September 29, 2000, between the Company, GB Holdings, Inc. ("Holdings") and Greate Bay Hotel and Casino, Inc. ("GBHC", and together with Holdings, "Guarantors") and Wells Fargo Bank Minnesota, NA (the "Trustee") in accordance with the order of the United States Bankruptcy Court for the District of New Jersey dated August 14, 2000 confirming the Modified Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Official Committee of Unsecured Creditors and High River for Holdings, the Company and GBHC. As of the date hereof, $110,000,000 in aggregate principal amount of Notes were issued and outstanding. The summaries of certain provisions of the Indenture herein do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture including the definitions therein of certain terms and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date hereof. The definitions of certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description, capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.

         The Indenture authorizes an aggregate principal amount of $110,000,000 of Notes. The Notes bear interest from the date of original issuance at the rate of 11% per annum payable semiannually on the 29th day of March and September commencing on March 29, 2001 and continuing semiannually thereafter until paid in full (each such date an "interest payment date") to holders of record at the close of business on the 14th day of the month of such interest payment date.

         The Notes are due on September 29, 2005, and have been issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof and are secured by substantially all of the assets of Holdings and its subsidiaries owned by them on the date of issuance of the Notes and the absolute and unconditional guarantees of payment of the Guarantors. The Notes may be presented for transfer and exchange at the office of the Trustee maintained for that purpose. No service charge will be made for any

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transfer  or exchange  of Notes,  but the  Company may require  payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                                   DEFINITIONS

         Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full list of definitions in the Indenture.

         "Allowed  Indebtedness" means any Indebtedness or Preferred Stock that:
(i) is not secured by a Lien; (ii) is (or to the extent that it is) secured by a Lien on assets other than the Collateral; (iii) is secured by a Permitted Lien;
(iv) constitutes Acquired Indebtedness, or (v) is incurred between or among Holdings and its Subsidiaries.

         "Asset Sale" means, as applied to any Person, any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by means of a Sale-Leaseback Transaction) by such Person or any Subsidiary of such Person to any Person other than such Person or a wholly owned Subsidiary of such Person, in one transaction or a series of related transactions, of any Capital Stock of any Subsidiary of such Person or other similar equity interest or any other property or asset of such Person or any Subsidiary of such Person (provided that the term "Asset Sale" shall not include
(x) sales conveyance, transfer, lease or other dispositions in the ordinary course of business, or (y) all other dispositions pursuant to which such Person receives, directly or indirectly, Net Cash Proceeds or fair market value of less than or equal to $5,000,000 in the aggregate in any twelve month period, or (z) sales or dispositions of CRDA Investments).

         "Casino Control Act" means the New Jersey Casino Control Act, N.J. Stat. Ann. 5:12-1 et seq. (New Jersey Public Law 1977, C.110), and the regulations promulgated thereunder, N.J.A.C. 19:40-1.1 et seq., as from time to time amended, or any successor provision of law.

         "Casino Control Commission" means the New Jersey Casino Control Commission as established by Section 50 of the Casino Control Act or any successor agency appointed pursuant to the Casino Control Act.

         "Change of Control" means, after the Issue Date, an event or series of events by which any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than Carl C. Icahn and his Affiliates, or Holdings and its Subsidiaries, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly (including through ownership of Voting Stock of a Person owning, directly or indirectly, Voting Stock of the Company, GBHC or Holdings) of securities representing 50% or more of the combined voting power of the Voting Stock of the Company, GBHC or Holdings.

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         "Collateral" has the meaning attributed to it in the Security Agreement and the Mortgage and includes and is limited to, to the extent contemplated in such definition, assets (other than cash, cash equivalents, CRDA Investments and gaming receivables and revenues) owned by Holdings or its Subsidiaries as of the Issue Date and assets contemplated in Section 1404 of the Indenture.

         "CRDA Investments" means Investments in securities issued by, and monies deposited with, the Casino Reinvestment Development Authority of the State of New Jersey.

         "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) the condemnation or seizure of such property or asset or the exercise of any right of eminent domain or navigational servitude; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; provided, that in any such case the Net Cash Proceeds relating thereto are in excess of $5 million.

         "FF&E Financing" means Indebtedness, the proceeds of which will be used solely to finance the acquisition or lease of furniture, fixtures or equipment ("FF&E") used by the Person incurring such Indebtedness in the ordinary course in the operation of a Permitted Line of Business and secured by a Lien on such FF&E.

         "Indebtedness" of any Person means (a) any liability, contingent or otherwise, of such Person (whether or not the recourse of the lender is to the whole of the assets of such Person, or only to a portion thereof), (i) for borrowed money (ii) evidenced by a note, bond, debenture or similar instrument, letters of credit, acceptances or other similar facilities (other than a trade payable or a current liability incurred in the ordinary course of business) or
(iii) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or services (including a purchase money obligation); (b) any liability of others of the kind described in the preceding clause (a) which such Person has guaranteed including, without limitation, (x) to pay or purchase such liability, (y) to supply funds to or in any other manner invest in the debtor (including an agreement to pay for property or services irrespective of whether such property is received or such services are rendered and (z) to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling a debtor to make a payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (c) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (d) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such Capital Stock, valued, in the case of Disqualified Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid

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dividends;  (e) all Interest and Currency Rate Protection  Obligations;  and (f)
any and all deferrals, renewals, extensions and refundings of any liability of the kind described in any of the preceding clauses.

         "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, hypothecation, assignment for security, or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, or other title retention agreement relating to such Person.

         "Net Cash Proceeds" means, with respect to any Asset Sale, Event of Loss, issuance or sale by Holdings of its Capital Stock or incurrence of Indebtedness, as the case may be, the proceeds thereof in the form of cash or Cash Equivalents received by Holdings or any of its Subsidiaries (whether as initial consideration, through the payment or disposition of deferred compensation or the release of reserves), after deducting therefrom (without duplication): (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finders fees and other similar fees and expenses incurred in connection with such Asset Sale, Event of Loss or sale of Capital
Stock; (b) provisions for all taxes payable as a result of such Asset Sale, Event of Loss or sale of Capital Stock: (c) payments made to retire Indebtedness (other than payments on the Securities) secured by the assets subject to such Asset Sale or Event of Loss to the extent required pursuant to the terms of such Indebtedness; and (d) appropriate amounts to be provided by Holdings or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale or Event of Loss and retained by Holdings or any of its Subsidiaries, as the case may be, after such Asset Sale or Event of Loss, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Event of Loss, in each case to the extent, but only to the extent, that the amounts so deducted are, at or around the time of receipt of such cash or Cash Equivalents, actually paid to a Person that is not an Affiliate of Holdings or, in the case of reserves, are actually established and, in each case, are properly attributable to such Asset Sale or Event of Loss.

                  "Outstanding", when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

                  (i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

                  (ii) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of

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         such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

                  (iii) Notes, except to the extent provided in Sections 1302 and 1303 of the Indenture, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in Article Thirteen of the Indenture; and

                  (iv) Notes in respect of which, pursuant to Section 306 of the Indenture, other Notes have been authenticated and delivered pursuant to the Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Company;

         provided, however, that in determining whether the holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder or taken any other action, Notes owned by Holdings or its Subsidiaries shall be disregarded and deemed not to be Outstanding (but the Notes of any other Affiliates shall be deemed for all such purposes to be Outstanding). In determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes owned by Holdings or its Subsidiaries which the Trustee knows to be so owned shall be so disregarded. Notes owned by Holdings or its Subsidiaries which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not the Company, a Guarantor or a Subsidiary of Holdings.

                  "Permitted GBHC Indebtedness" means any of the following Indebtedness to the extent incurred by GBHC:

                  (a) Indebtedness under the First Mortgage Notes, the First Mortgage Note Indenture, the Guarantee or any Security Document;

                  (b) Indebtedness if, immediately after giving pro forma effect to the incurrence thereof, the projected Consolidated Coverage Ratio of GBHC for the next full fiscal quarter, as determined by the Board of Directors of GBHC based upon its projections, would be no less than 1.5:1;

                  (c) Indebtedness, including borrowing from Affiliates, having a maturity at the time of its incurrence of one year or less incurred solely to provide funds for working capital purposes; provided that such Indebtedness (i) does not exceed $15 million outstanding in the aggregate at any one time and (ii) for a period of 60 consecutive days during any calendar year, does not exceed in the aggregate $5 million;

                  (d) FF&E Financing and/or Capitalized Lease Obligations so long as the sum of (x) the aggregate principal amount of such FF&E Financing and (y)

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         the aggregate amount of such Capitalized Lease Obligations does not exceed $50 million in the aggregate at any time;

                  (e) Indebtedness of GBHC and Lieber Check Cashing LLC ("Lieber") that is outstanding on the Issue Date and the items listed on Schedule 1.01 of the Indenture on the Issue Date; and

                  (f) purchase money mortgage notes or other Indebtedness to acquire Block 47, Lot 8 on the Tax Map of the City of Atlantic City, and to acquire Block 156, Lots 28, 40 and 41 on the Tax Map of the City of Atlantic City in fee simple or by long-term lease, which purchase money mortgage note or similar indebtedness encumbers only such Block and Lot numbers on the Tax Map of the City of Atlantic City, or any other Indebtedness for the purpose of engaging in any transaction in which the value of the assets acquired, for GAAP purposes (including applicable goodwill) is equal to or greater than the financing undertaken in connection with such transaction.

                  "Permitted Liens" means:

                  (i) Liens on property acquired after September 29, 2000 by way of a merger or other business combination of a Person with or into Holdings or any Subsidiary or the acquisition of a Person or its assets by Holdings or any Subsidiary or otherwise and provided that except as permitted in the Indenture such Liens do not extend to any Collateral;

                  (ii) statutory Liens to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment of borrowed money), or for taxes, assessments or governmental charges or claims, provided that in each case the obligations are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded and any reserve or other adequate provision as shall be required in conformity with GAAP shall have been made therefor;

                  (iii) licenses, leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of Holdings or any Subsidiary;

                  (iv) easement granted to the City of Atlantic City, New Jersey, pursuant to municipal ordinance to extend Mt. Vernon Avenue right-of-way upon part of Block 48, Lot 8 on the Tax Map of the City of Atlantic City;

                  (v) with respect to the property involved, easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of Holdings and its Subsidiaries as now conducted or as contemplated herein;

                                       7

                  (vi) Liens granting a security interest in CRDA Investments to the Casino Redevelopment Authority of New Jersey or any other entity as required by applicable law;

                  (vii) Liens permitted by the Security Documents, including, without limitation, Liens granted under or to secure Permitted GBHC Indebtedness;

                  (viii) Liens on Assets or property of any kind other than Collateral and Liens on Collateral inferior to the Liens of the Trustee on such Collateral; and

                  (ix) Liens (which may be superior to the Liens of the Trustee under the Security Documents) to secure Working Capital Indebtedness.

         "Permitted Related Investment" means the direct or indirect acquisition, repair or restoration (including, without limitation, as permitted in Article 9 of the Mortgage) of property or other Assets (including, without limitation, Notes of any person possessing any such Asset or with rights to, any Assets) to be used in connection with a Permitted Line of Business.

         "Restricted Payment" means any of the following: (a) the declaration or payment of any dividend or any other distribution on Capital Stock of Holdings or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Holdings or any Subsidiary in respect of that stock (other than (i) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (ii) in the case of a Subsidiary, dividends or distributions payable to Holdings or to a wholly owned Subsidiary), (b) the purchase, defeasance, redemption or other acquisition or retirement for value of any Capital Stock of Holdings or any Subsidiary (other than Capital Stock of such Subsidiary held by Holdings or any of its wholly owned Subsidiaries), and (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value (in each case before any scheduled payment date, scheduled maturity, scheduled repayment or scheduled sinking fund payment) of, any Indebtedness (other than Notes) which is subordinated in any manner in right of payment to the Notes (other than: (x) Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition or (y) Allowed Indebtedness.)

         "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by Holdings or any Subsidiary of any real or tangible personal property (other than property which (i) has been acquired by Holdings or any Subsidiary within 60 days of such leasing and (ii) consists of FF&E), which property has been or is to be sold or transferred by Holdings or any such Subsidiary to such Person in contemplation of such leasing.

         "Security Agreement" means the Security Agreement made by each of Holdings, GBHC and the Company to the Trustee for its benefit and the benefit of the holders of the Notes.

                                       8

         "Security Documents" means the Indenture, the Security Agreement, the Collateral Assignment of Leases, and the Mortgage and any other mortgage, deed of trust, security agreement or similar instrument securing the Company's, Holdings, or GBHC's obligations with respect to the Notes or under the Indenture or any of the other Security Documents.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Working Capital Indebtedness" means Indebtedness designated as such by the Board of Directors of the borrower, the proceeds of which are to be held or applied for working capital purposes, not to exceed, at any one time outstanding, in the aggregate, principal of $25 million (plus interest accrued for not more than 365 days) for all such Indebtedness of Holdings and its Subsidiaries.

                                   REDEMPTION

         The Notes may be redeemed, at the Company's election, upon at least 30 (but no more than 60) days' notice, as a whole or in part, at a redemption price equal to 100% of the principal amount, together with accrued, unpaid interest, if any, to the redemption date. Interest installments whose stated maturity is on or prior to the redemption date will be payable to the holders of record of such Notes at the close of business on the relevant record date.

         If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or the portion thereof to be redeemed by such method as the Trustee deems fair and appropriate. No partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000.

                   CASINO CONTROL ACT QUALIFICATION PROVISIONS

         All holders of Notes are subject to the qualification provisions of the Casino Control Act. In the event that the Casino Control Commission determines that a holder is not qualified under the Casino Control Act, the Company shall have the absolute right and obligation to purchase from such holder (the "Disqualified Holder") the Notes the Disqualified Holder may then possess, no later than 45 days after the date the Company serves notice on any Disqualified Holder of such determination. Immediately upon such determination, the Disqualified Holder shall have (i) no further right to exercise, directly or through any trustee or nominee, any right conferred by its Notes or (ii) no further right

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to receive any  interest or other  distribution  or payment  with respect to any such Notes. If a Disqualified Holder fails to so sell its Notes within 30 days after such determination by the Casino Control Commission, the Company shall purchase such Notes within 15 days after the end of such 30 day period at the lesser of (i) the principal amount thereof, (ii) the amount which the Disqualified Holder paid for the Notes, together with accrued interest up to the date of the determination of disqualification or (iii) the market value of such Notes.

                                CERTAIN COVENANTS

         Limitation on Incurrence of Indebtedness. The Indenture provides that Holdings will not, directly or indirectly, create, incur, assume, guarantee or in any manner become liable for the payment of ("incur"), any Indebtedness other than (a) Indebtedness under its Guarantee or in connection with the Notes, the Indenture or the Security Documents, (b) Indebtedness outstanding as of September 29, 2000, (c) Allowed Indebtedness, (d) Working Capital Indebtedness and (e) certain Indebtedness issued in exchange for or to refinance any Indebtedness otherwise permitted as set forth above. The Indenture provides further that Holdings shall not permit any Subsidiary to incur any Indebtedness or Preferred Stock other than (a) Indebtedness under the Guarantees or in connection with the Notes, the Indenture and the Security Documents, (b) Indebtedness or Preferred Stock issued to and held by Holdings or a wholly-owned Subsidiary of Holdings and subject to a first priority lien in favor of the Trustee, (c) in the case of GBHC, Permitted GBHC Indebtedness, (d) Allowed Indebtedness, (e) Working Capital Indebtedness and (f) certain Indebtedness issued in exchange for or to refinance any Indebtedness otherwise permitted as set forth above.

         Limitation on Sale of Assets. The Indenture restricts the Company from making any Asset Sale and Holdings and its Subsidiaries from, directly or indirectly, making any Asset Sale of Collateral unless (a) at the time of such Asset Sale, the consideration received is at least equal to the Fair Market Value of the assets sold or otherwise disposed of, (b) the proceeds consist of at least 85% cash and/or Cash Equivalents, (c) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Asset Sale, (d) the Net Cash Proceeds of such Asset Sale is applied in connection with the offer to purchase Notes as set forth below and (e) such Asset Sale involving Collateral is otherwise consummated in accordance with the provisions of the Indenture relating to Security Interests.

         On or before the 180th day after the date on which Holdings or any Subsidiary consummates the relevant Asset Sale of Collateral, the Company shall use all of the Net Cash Proceeds from such Asset Sale to make either (i) an offer to purchase (the "Asset Sale Offer") from all holders of Notes up to a maximum principal amount of Notes equal to the Net Cash Proceeds at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; or (ii) a Permitted Related Investment, upon consummation of which the Trustee shall have received a first priority fully perfected security interest in the property on assets acquired by Holdings or any of its Subsidiaries in connection therewith; provided, that the Company shall not be required to make any Asset Sale Offer if the Net Cash Proceeds of

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


all Asset Sales and Events of Loss that are not used to make a Permitted Related Investment within 180 days or 365 days, respectively, do not exceed $5 million. Each Asset Sale Offer shall remain open for a period of at least 20 business days. To the extent the Asset Sale Offer is not fully subscribed to by the holders of the Notes, Holdings or the relevant Subsidiary may retain such unutilized portion of the Net Cash Proceeds. If the Asset Sale Offer is more than fully subscribed to by the Holders of the Notes, the particular Notes to be accepted shall be selected by such method as the Trustee shall deem fair and appropriate and which may provide for the selection of portions of the principal of Notes. No such partial acceptance shall reduce the portion of the principal amount of a Security not redeemed to less than, $1,000. So long as the Notes are listed on any national securities exchange, such selection shall be made by the Trustee in accordance with the provisions of such exchange.

         Limitation on Liens. The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, incur any Lien upon any of its property or assets now owned or hereafter acquired by it, other than (a) Liens existing on September 29, 2000, (b) Liens created by the Indenture and the Security Documents or that otherwise secure the Guarantees or the Notes, (c) Liens securing Permitted GBHC Indebtedness, FF&E Financing and/or Capitalized Lease Obligations permitted pursuant to the Indenture, (d) Permitted Liens and
(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above relating to the same property subject thereto. The Indenture provides further that the Company shall not incur any Lien upon any of its property or assets now owned or hereafter acquired by it.

               EVENTS OF DEFAULT; WITHHOLDING OF NOTICE OF DEFAULT

         The Indenture defines an Event of Default as (i) the failure by the Company to pay installments of interest on the Notes as and when the same become due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration, or otherwise, (iii) the failure by Holdings or any of its Subsidiaries (including the Company) to observe or perform any other covenant, agreement, or warranty contained in the Security Documents, the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and to the Trustee by the Holders in excess of 50% in aggregate principal amount of the Notes Outstanding, (iv) certain events of bankruptcy, insolvency, or reorganization in respect of Holdings or any of its Subsidiaries (including the Company), (v) the occurrence of one or more defaults by Holdings or any of its Subsidiaries (including the Company) in the payment of the principal of or premium, if any, on Indebtedness aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived, or in accordance with the terms of an agreement or instrument binding upon Holdings or any

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


of its Subsidiaries (including the Company), Indebtedness of Holdings or any of its Subsidiaries (including the Company) aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof; or (vi) any Person entitled to do so after the occurrence of any event of default under any agreement or instrument evidencing any indebtedness in excess of $5 million in the aggregate of Holdings or any of its Subsidiaries, shall notify the Trustee of the intended sale or disposition of any assets of Holdings or any of its Subsidiaries that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off) to retain in satisfaction of any Indebtedness, or to collect on, seize, dispose of or apply, any such assets of Holdings or any of its Subsidiaries (including funds on deposit or held pursuant to lock-box and other similar arrangements), pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of Holdings or any of its Subsidiaries (including the Company) or in accordance with applicable law; or (vii) final judgments aggregating at least $10 million rendered against Holdings or any of its Subsidiaries (including the Company) and not stayed, bonded or discharged within 60 days, or (viii) any of the Security Documents not being in full force and effect in any material respect or ceasing to give the Trustee, with respect to any material amount of Collateral, a perfected first priority security interest in the Collateral or
(ix) the cessation of substantially all gaming operations at the Sands Hotel and Casino located in Atlantic City, New Jersey (the "Sands") for more than 60 consecutive days, except as a result of an Event of Loss, or (x) the loss by GBHC, or its successor or assigns of its legal right to own or operate the Sands and such loss continuing for more than 60 consecutive days. The Indenture provides that if a default occurs and is continuing and if it is known to the Trustee, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default; provided, that, except in the case of default in payment of principal of, premium, if any, or interest on the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above relating to the Company or its Subsidiaries, including the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, the Trustee and the Holders of in excess of 50% in aggregate principal amount of Notes then Outstanding, by notice in writing to the Company and the guarantors of the Notes (an "Acceleration Notice"), may declare all principal of the Notes, and accrued interest thereon, to be due and payable immediately. If an Event of Default specified in clause (iv) above, relating to Holdings or its Subsidiaries occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of not less than a majority in aggregate principal amount of Notes Outstanding generally are authorized to waive such declarations of acceleration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay all accrued and unpaid interest on the Notes, the principal, and premium, if any, of any Notes which would become due otherwise than by such acceleration and certain other items, and (b) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on

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


the Notes which have become due solely by such acceleration, have been cured or waived.

         Prior to the declaration of acceleration of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default or potential default, except a default or potential default in the payment of principal of, premium, if any, or interest on any Notes, not yet cured.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order, or direction of any of the Holders which might involve personal liability to it, unless the Trustee has obtained appropriate indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Outstanding Notes have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

            CERTIFICATION OF COMPLIANCE AND LACK OF CERTAIN DEFAULTS

                  The Company and each of the Guarantors must deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate as to knowledge of the Company's or such Guarantor's compliance with all conditions and covenants under the Indenture and the other Security Documents. When any Default has occurred and is continuing under the Indenture, or if the Trustee for or the holder of any other evidence of Indebtedness of Holdings or any of its Subsidiaries gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness in the principal amount of less than $5 million), Holdings must deliver to the Trustee an officers' certificate specifying such event, notice or other action.

             RELEASE OR RELEASE AND SUBSTITUTION OF PROPERTY SUBJECT

                          TO THE LIEN OF THE INDENTURE

         The Notes are secured by a lien on substantially all of the assets of Holdings and its Subsidiaries (including the Company), owned by them on the date of issuance of the Notes, other than cash, cash equivalents, gaming receivables and revenue and investments in securities issued by and monies deposited with, the Casino Reinvestment Development Authority of the State of New Jersey (the "Collateral"). The principal property subject to the lien is GBHC's fee simple ownership interest in certain land and air space situated in Atlantic City, New Jersey, a portion of which constitutes the Sands Hotel and Casino. The liens on the Collateral securing the Notes will be subject and inferior to any liens granted from time to time to secure up to $25 million of indebtedness for working capital purposes.

         Under certain circumstances specified in the Security Agreement, Holdings or its Subsidiaries (including the Company) may dispose of Collateral free from the security interests in connection with an Asset Sale. Holdings or any Subsidiary, as the case may be, shall cause such Net Cash Proceeds of any Asset Sale pursuant to Section 1017 of the

                                       13

Indenture that involves the sale of Collateral or any Event of Loss that involves a loss of Collateral to be deposited in the Collateral Account on the business day on which such Net Cash Proceeds are received by Holdings or such Subsidiary. Collateral Proceeds (including any earnings thereon) may be released from the Collateral Account in order to, and in only such amount as is required to, (x) pay the principal amount of Notes tendered pursuant to an Asset Sale Offer or Event of Loss Offer or (y) make a Permitted Related Investment; provided that upon consummation of such Permitted Related Investment the Trustee shall have received a first priority security interest in the property or assets acquired by Holdings or any of its Subsidiaries (including the Company) in connection therewith.

         Upon satisfaction and discharge of the Indenture, the Trustee's lien on the Collateral will be released. In connection with any release of any lien in favor of the Trustee granted pursuant to the Security Documents on the Collateral, the Company and the Guarantors shall comply, to the extent required thereby, with the applicable provisions of Section 314 of the Trust Indenture Act of 1939.

                             MODIFICATION AND WAIVER

         The Indenture provides that the holders of a majority in principal amount of the Notes then Outstanding may waive (a) any past default under the Indenture and its consequences, except a default in the payment of principal, premium, if any, or interest, and (b) future compliance with any term, condition or provision of the Indenture or the Security Documents.

         The Indenture provides further that, without the consent of any holders of Notes, the Company, the Guarantors and the Trustee may, at any time and from time to time, enter into one or more supplemental indentures or amend any of the Security Documents in form satisfactory to the Trustee to make changes that do not adversely affect the rights of any holder of Notes. Upon the request of the Company and Guarantors and with the consent of holders of at least a majority in principal amount of Outstanding Notes, the Trustee shall join the Company and Guarantors in a supplemental indenture or amendment to the Security Documents for any purpose, including, without limitation, the modification or elimination of rights of the holders of Notes, provided that no such amendment or supplemental indenture shall, without the consent of each holder of Outstanding Notes affected thereby, (i) changed the Stated Maturity of the principal of or interest on the Notes, or reduce the principal amount, interest or premium payable on redemption thereof, (ii) reduce the percentage in principal amount of Outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture or
(iii) modify any provision of Section 513 (relating to waivers of defaults and compliance) or Section 902 (relating to supplemental indentures and amendments to Security Documents) of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture can not be modified or waived without the consent of the holder of each Outstanding Note affected thereby.

                                   THE TRUSTEE

         Wells Fargo Bank Minnesota, NA is the Trustee under the Indenture. Its address is 6th and Marquette, MAC N9303-120, Minneapolis, MN 55479. The Trustee has no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

         Item 2.  Exhibits.

2.1      The Company's Restated Certificate of Incorporation.

2.2      The Company's Amended and Restated By-laws.

2.3 The Indenture dated September 29, 2000 (filed as an exhibit to the Amended Current Report on Form 8-K/A, filed with the Commission on October 2, 2000, and incorporated herein by reference).


                                    Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  March 23, 2001
                                           GB PROPERTY FUNDING CORP.

                                           By:/s/    Timothy A. Ebling
                                                     Timothy A. Ebling
                                                     Chief Financial Officer

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